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                                                                  Exhibit (a)(4)


                                                      One World Financial Center
LOGO                                                    New York, New York 16281

                               OFFER TO PURCHASE
                         ALL OUTSTANDING COMMON SHARES

                                       OF

                                  SIMWARE INC.

                                       AT

                            U.S. $3.75 NET PER SHARE

                                       BY

                               NETMANAGE BID CO.

                          A WHOLLY-OWNED SUBSIDIARY OF
                    PRESTON DELAWARE ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF

                                NETMANAGE, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, OCTOBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                 October 1, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been engaged to act as Dealer Manager in connection with the offer by NetManage Bid Co., a Nova Scotia unlimited liability company ("Purchaser"), a direct wholly-owned subsidiary of Preston Delaware Acquisition Corporation, a Delaware corporation ("Sub"), and an indirect wholly-owned subsidiary of NetManage, Inc., a Delaware corporation ("Parent") to purchase all outstanding Common Shares (the "Shares") of Simware Inc., a corporation incorporated under the Canada Business Corporations Act ("CBCA") (the "Company"), at a price of U.S. $3.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase and Offering Circular, dated October 1, 1999 (collectively, the "Offer to Purchase"), and the related Letter of Transmittal (which together with any amendments and supplements thereto, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT SHALL CONSTITUTE SIXTY-SIX AND TWO-THIRDS PERCENT
(66 2/3%) OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase and Offering Circular, dated October 1, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required
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     documents are not immediately available or cannot be delivered to
     ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A printed form of letter to shareholders of the Company from William G. Breen, Chairman of the Board of the Company and Glen Brownlee, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated October 1, 1999, filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 or Substitute Form W-8; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and
(iii) any other required documents.

     If a holder of Shares wishes to tender, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to either CIBC World Markets Corp. as the Dealer Manager, or MacKenzie Partners, Inc., as the Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed materials may be obtained from the Information Agent at (800) 322-2885.

                                          Very truly yours,

                                          CIBC WORLD MARKETS CORP.

Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PARENT, SUB, PURCHASER, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.